Exhibit 10.13

THAR PHARMACEUTICALS, INC.

ADVISING AGREEMENT

BY THIS AGREEMENT, made between Philip N. Sussman (hereinafter “Advisor”) and THAR PHARMACEUTICALS, INC., a Delaware corporation (hereinafter the “Company”), Advisor and the Company confirm their mutual understanding that (a) the advisory and consulting activities to be performed by the Advisor as described in this Agreement may involve the use by the Advisor of Company of confidential information that is proprietary to the Company. Such information may include research, development and design of products, methods, processes, uses, compositions of matter, concepts, designs, drawings, software code, data, memoranda, correspondence, flow charts, manuals, production techniques, specifications, or other intellectual property or its physical embodiments (such information, in whatever form embodied, is hereinafter referred to the “Confidential Material”); (b) the Confidential Material is confidential and solely the property of the Company; (c) the Advisor shall not appropriate the Confidential Material for Advisor’s own use or benefit or disclose the Confidential Material to third parties without prior approval from the Company; and (d) the product of the work performed by Advisor for the Company shall belong to the Company, provided, however, that all obligations of this paragraph are subject to Section 1.2 of this Agreement.

In light of these principles and in consideration of the Company contemporaneously engaging the services of Advisor, the Company and Advisor agree as follows:

I. ADVISING ARRANGEMENT

1.1	The Company shall engage Advisor as an advisor and consultant. Advisor shall devote such of Advisor’s professional energies, interests, abilities, and time as are necessary to the performance of work requested by the Company from time to time and agreed to by Advisor.

1.2	Advisor agrees to keep records relating to the performance of Services hereunder as the Company may reasonably request provided that such request is made prior to the performance of such Services. Advisor further agrees that he will at any time during the term of this Agreement, at the Company’s request, and in any event at the termination of this Agreement (regardless of the reason), provide to the Company or destroy any and all memoranda, books, papers, letters, notebooks, reports, and any and all data and information, together with any copies of abstracts thereof, resulting from the performance of Services hereunder, or, as may have been provided by Company to Advisor. Notwithstanding the above, (a) the Advisor may keep copies of such materials for archival purposes, and (b) the Advisor may make copies of, keep, use, disclose, and authorize or permit the disclosure for his benefit or for the benefit of any third party, information about third parties and records of interaction (including without restriction copies of electronic databases) with such third parties that are obtained or developed through his activities as an advisor and consultant to the Company.

1.3	This Agreement may be terminated by either party hereto upon one party providing to the other party three month’s written notice, provided, however, that the provisions of Articles II, III and IV shall survive the termination hereof.

1.4	The Company shall request work of the Advisor and describe the compensation for such work under this Agreement though a written work order (“Work Order”). Upon acceptance by the Advisor in writing of such Work Oder, it shall be incorporated into this Agreement as Exhibit A, or an amendment thereto.

1.5	In exchange for the services to be rendered by Advisor hereunder, the Company shall compensate and make payment to the Advisor as per Exhibit A. Unless otherwise specified in Exhibit A, Advisor shall invoice Company for his fees and out-of-pocket expenses on a monthly basis.

II INDEPENDENT CONTRACTOR

2.1	Advisor is retained by the Company only for the purposes and to the extent set forth in this Agreement and the relationship of the Advisor shall, during the period or periods of the rendition of Services hereunder, be that of an independent contractor.

2.2	Advisor shall not be considered under the provisions of this Agreement or otherwise as having any employee status or as being entitled to participate in any Company employment-related right, benefit, or plan provided to Company’s regular employees. Company shall not withhold from any fee or other payments made to Advisor any deductions for income taxes, employment taxes or other items, nor make any premium payments or contributions for any worker’s compensation or unemployment compensation for the benefit of Advisor.

III. NON-DISCLOSURE OF INFORMATION

3.1	Subject to Section 1.2, Advisor recognizes that the Confidential Material (as defined on the first page and this Section III. hereof) is confidential and solely the property of the Company.

3.2	Subject to Section 1.2, Advisor shall surrender to the Company at any time upon request, and in any event upon termination of Advisor’s engagement with the Company, all Confidential Material in Advisor’s possession or control.

3.3	Subject to Section 1.2, Advisor shall refrain during the term of Advisor’s engagement and thereafter for two years (except as properly required in the performance of Advisor’s duties for the Company or as authorized in writing by the Company) (a) from using any Confidential Material for Advisor’s own benefit; (b) from using any Confidential Material for the benefit of any other person, firm, corporation or other entity; (c) from disclosing any Confidential Material to any person, firm, corporation or other entity; and (d) from authorizing or permitting such disclosure of Confidential Material.

3.4	The term “Confidential Material” shall not include any data or information which (a) becomes generally available to the public other than as a result of a disclosure by the Advisor in breach of this Agreement; (b) was available to the Advisor prior to its disclosure to the Advisor by the Company; or (c) becomes available to the Advisor from a source other than the Company, provided that such source was not known to the Advisor to be bound by an obligation of confidentiality to the Company. If the Advisor is required under a judicial or governmental order to disclose any Confidential Material, then the Advisor may disclose the Confidential Material provided that the Advisor gives the Company sufficient prior notice to contest such order.

IV. OWNERSHIP OF INVENTIONS

4.1	Subject to Section 1.2, any invention, discovery, product, process, trade secret, program, data base, data file, trademark, or other development whether copyright able, patentable or otherwise protectable, and whether or not reduced to writing or to practice, conceived by Advisor, alone or with others, during the term of Advisor’s engagement with the Company (whether prior or subsequent to the execution of this Agreement), and whether or not during working hours,

(a) which is within the scope of Projects which Advisor was assigned or became involved during the term of Advisor’s engagement with the Company whether prior or subsequent to the execution of this Agreement or is related to the research, development and design of products, methods, processes, uses and but not limited to compositions of matter, drawings, illustrations, software code, data, memoranda, correspondence, flow charts, manuals, production techniques, or similar technologies (“Business”); or

(b) which is in any way the result of Advisor having used the Company’s resources, including but not limited to Confidential Material, laboratory equipment, personnel, computers, communications facilities, software programs, information, data bases, office facilities, and process designs;

shall be the Company’s sole and exclusive property ( the “Property”). Advisor shall disclose promptly and does hereby assign to the Company all of Advisor’s right, title, and interest to any and all such Property and all intellectual property rights related to the Property including but not limited to patents, copyrights, or trademark rights to the Property. Upon the Company’s request at any time and from time to time, including any time after termination of Advisor’s engagement, Advisor shall execute and assign to the Company applications to domestic and foreign governmental agencies for copyrights and letters patent covering such Property, and Advisor shall execute and deliver to the Company such other instruments as the Company deems necessary to vest in the Company the sole ownership of the copyrights, patents, or other proprietary rights relating thereto. The costs of signing or filing any documents related to protection of the Property shall be paid for by the Company.

4.2	Without limiting the generality of the foregoing, during and for a period of two years subsequent to Advisor’s engagement with the Company, Advisor shall neither publish any work nor permit Advisor’s name to be used in connection with any publication or promotional material, when such work, publication, or material has been prepared during and in the course of Advisor’s engagement hereunder, unless Advisor first obtains the specific written permission of the Company.

4.3	Advisor’s obligations and covenants in this Article III shall be binding upon Advisor’s successors, assigns, heirs, executors, administrators or other legal representatives and all of Advisor’s employees (if any). Advisor represents and warrants that each of its employees have executed agreements assigning ownership rights to Advisor as necessary to make the provisions of this Article III enforceable as to Property developed by such employees.

V. COVENANT NOT TO COMPETE

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VI. UNIQUE NATURE OF AGREEMENT

6.1	The Company and Advisor agree that any violation of Articles II, III, or IV may result in immediate and irreparable harm to the Company and that the Company may be entitled to an injunction or a decree of specific performance from a court of equity in addition to other rights or remedies which the Company may have at law or in equity. Should any court find any part of Articles II, III or IV to be overly broad, Advisor and the Company intend that said court shall enforce this Agreement in such less broad manner as said court finds appropriate. The Company shall have the right to seek less than full enforcement of Articles II, III or IV.

VII. CONDITIONS OF ENGAGEMANT

7.1	As a condition of engagement, Advisor certifies:

(a) that to the best of Advisor’s knowledge, Advisor has no commitments to any present or former employer, or to any other person, which could create a conflict of interest on behalf of the Company or its clients; and

(b) that Advisor has no commitments or restrictions on Advisor’s service as a result of past or present consulting agreements, directorships, ownership or other positions or connection with any other organization that would prevent him from entering into this agreement, and not enter into such commitments without prior discussion with the Company.

VIII. NO WAIVER OR MODIFICATION

8.1	This Agreement constitutes the entire agreement, and supersedes all prior agreements, between the parties pertaining to the subject matter hereof (except those agreements relating to stock options or equity in the company granted to the Advisor) and cannot be modified, changed, waived or terminated except by a writing signed by Advisor and the Company. No course of conduct or trade custom or usage shall in any way be used to explain, modify, amend or otherwise construe this Agreement. This Agreement shall not give Advisor any right to be engaged for any specific term, or to limit the Company’s right to terminate Advisor’s engagement at any time, with or without cause, in accordance with the provisions of Section 1.3 hereof.

IX. EXTENSION OF RIGHTS

9.1	All rights, remedies, liabilities, covenants and agreements herein given to or imposed upon either of the parties hereto applies to the successors and assigns of the Company and Advisor as well as the Company’s subsidiary or affiliated corporations and any successor to the business of the Company and at any place in any Article of this Agreement where the Company is referred to it shall be understood as including any subsidiary or affiliated corporation of the Company and any successor to the business of the Company.

X. SEVERABILITY

10.1	If any term of this Agreement or the application thereof to any circumstances shall, to any extent, be invalid or unenforceable, the remainder of the Agreement, or the application of such term to other circumstances shall not be affected thereby.

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Signature page for Thar Pharmaceuticals Advising Agreement

WITNESS the due execution hereof this 25th day of August, 2014.

/s/ Philip N. Sussman
Advisor

Philip N. Sussman
Printed Name

ATTEST: THAR PHARMACEUTICALS, INC.

By:	/s/ Raymond K. Houck
Raymond K. Houck
Printed Name

CEO
Title

EXHIBIT A

WORK ORDER

This Work Order (“Work Order”) is issued pursuant to the Advising Agreement (“Agreement”) between Thar Pharmaceuticals, Inc. (“Company”) and Philip Sussman (“Advisor”), effective as of the date below, and the terms and conditions of such Agreement shall be applicable to the Services provided and Deliverables developed under this Work Order.

1.	Effective Date of Work Order: As of the effective date of the Agreement

2.	Services to be Provided: The Advisor will assist the Company in the business development effort to reach out to potential pharmaceutical partners and/or acquirers (“Targets”) based upon the Company’s Phase 1 data set on its T121 product. The Advisor will perform the reach out and follow up and manage all initial and subsequent contacts with the prospective targets as mutually decided by the Advisor and the Company. The advisor will spend approximetly one workday per week on these efforts. The Adviser and the Company shall mutually agree to the list of Targets and changes to that list.

3.	Goals of the Project:

A.	To increase awareness of the Company’s T121 product opportunity in the Target organizations;

B.	To develop a set of strategic contacts and champions for the Company within the Target organizations;

C.	To set the stage for a potential acquisition of the Company and/or its T121 product by a Target after T121 Phase 2 data; and

D.	To explore and close an acquisition, partnering deal or development program with a Target.

The Company envisions the following possible outcomes of this business development process:

A.	An acquisition of the Company and/or its T121 product by a Target after T121 Phase 2 data;

B.	A Target invests in the Company’s Series B financing; and/or

C.	A Target does a partnering deal with the Company based upon its Phase 1 or Phase 2 data.

3.	Deliverables to be Developed: The Advisor will assist in the development of reach out emails, non-confidential and confidential information packages and other materials to support the business development effort as mutually decided by the Advisor and the Company. The Advisor will maintain a database of his contacts at Target organizations and update the database regularly with the status of the business development efforts and share all of that information completely with the Company.

4.	Compensation and Schedule:

A.	The Company will engage the Advisor for six (6) months starting approximately September 1, 2014 and ending approximately February 28, 2015. By November 30, 2014, the Company will confirm that the engagement will terminate on February 28, 2015. Any extension of the engagement will be upon mutual agreement of the Advisor and the Company. The Company will pay the Advisor the amount of $5,000.00 per month during the engagement. The payment will be made by check during the last week of each month.

a.	It is expected that the Advisor may be engaged during the Company’s Phase 2 trial and/or after T121 Phase 2 data is available but that engagement and the terms of that engagement will be decided by the Company and the Advisor at a later time.

5.	Payment: The Company will pay the Advisor a mutually agreed upon cash bonus, not to exceed $75,000, following receipt of the cash payments from a Target by the Company for either a partnering deal, investment or acquisition, assuming that the Advisor has performed this engagement and that the Company or the Adviser has not terminated the engagement before the February 28, 2015 term.

The cash bonus will be paid to the Advisor within ten (10) days after receipt of the cash payment from the Target. The Company’s requirement to pay a cash bonus based upon this Work Order will terminate nine (9) months after the receipt of data from the Company’s second clinical trial of its T121 product candidate as evidenced by the Company’s receipt of its first draft Clinical Study Report (CSR) from the Company’s contract research organization for such trial.

It is agreed by the parties that no compensation shall be due or payable if the payment thereof would violate any securities laws.

IN WITNESS WHEREOF the parties have entered into this Work Order as of the date set forth above on this Work Order.

Thar Pharmaceuticals, Inc

/s/ Raymond K. Houck	/s/ Philip N. Sussman
Signature	Advisor Signature

Raymond K. Houck	Philip Sussman
Printed Name	Printed Name

President & CEO
Title